UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2012

ORIGINOIL, INC.
(Name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization) 5645 West Adams Boulevard Los Angeles, California (Address of principal executive offices)	333-147980 (Commission File Number)	26-0287664 (I.R.S. Employer Identification Number) 90016 (Zip Code)

Registrant’s telephone number, including area code: (323) 939-6645

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As previously disclosed, on September 25, 2012, OriginOil, Inc. (the “Company”) filed a complaint (the “Complaint”) in the US District Court Central District of California against MBD Energy Limited (“MBD”) to protect its intellectual property asserting among, other things, breach of contract, conversion, fraudulent non-disclosure and unfair competition by MBD. On December 20, 2012, the Company entered into a Settlement Agreement with Mutual Releases and Covenants (the “Settlement Agreement”) with MBD pursuant to which the Company agreed to a final settlement and release of claims in connection with the Complaint.

Under the Settlement Agreement, MBD has agreed, among other things, to withdraw its patent application that related to certain Company technology and provide the Company with certain assurances of non-infringement of the Company’s technology and the Company has agreed, among other things, to file a dismissal of the Complaint and to withdraw its notice of default of the Master Project Agreement (“MPA”) previously entered into with MBD. The Settlement Agreement provides for a continuation of the commercial relationship of the parties and that the MPA will terminate in its entirety on June 30, 2013. The Settlement Agreement also provides for a standard mutual release, denial of liability and covenant not to sue.

The Company intends to make a request for confidential treatment for certain terms of the Settlement Agreement, which request will be filed separately with the Securities and Exchange Commission. The Company expects to file a redacted copy of the Settlement Agreement as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2012 and the foregoing is qualified in its entirety by the full text of the Settlement Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIGINOIL, INC.

December 27, 2012	By:	/s/ T. Riggs Eckelberry
Name: T. Riggs Eckelberry
Title: Chief Executive Officer

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